Exhibit 99.1

BROOKFIELD PROPERTY PARTNERS ANNOUNCES SUBSTANTIAL ISSUER BID TO

ACQUIRE UP TO 74,166,670 UNITS AT A PRICE OF $12.00 PER UNIT

Offer to be Funded by Brookfield Asset Management-Led Equity Commitment

All dollar references are in U.S. dollars, unless noted otherwise.

BROOKFIELD NEWS, July 2, 2020 – Brookfield Property Partners L.P. (“BPY” or the “Company”) (NASDAQ: BPY; TSX: BPY.UN) announced today its intention to commence a substantial issuer bid (the “Offer”) to purchase up to 74,166,670 of BPY’s limited partnership units (“Units”) from public unitholders (“Unitholders”) for a price of $12.00 per Unit, representing a 17.6% premium to the Unit price on the Nasdaq Stock Market as of market close on July 1, 2020. The total value of the Offer is approximately $890 million.

This Offer will also be made to holders of exchangeable limited partnership units (“Exchange LP Unitholders”) of Brookfield Office Properties Exchange LP on an as exchanged basis, and, subject to certain exceptions discussed below, holders of securities that are exchangeable into Units prior to or at the time of the Offer. For greater clarity, the Offer will not be made for Class A Stock, par value $0.01 per share, (“BPYU Shares”) of Brookfield Property REIT Inc. (“BPYU”), which will be the subject of a concurrent and separate offer by BPYU. BPYU Shares must be exchanged into Units for a holder to participate in this Offer.

The Company will fund the Offer by drawing on an equity commitment (the “equity commitment”) it has received from Brookfield Asset Management Inc. (“BAM”) for up to $1 billion. BAM’s equity commitment will be funded as to 50% from cash on hand and the remainder from managed accounts on behalf of certain of its institutional clients. The equity commitment can be called upon by the Company until December 31, 2020 in exchange for the issuance of Units and/or Redeemable/Exchangeable Partnership Units of the Company’s subsidiary, Brookfield Property L.P., at a price per unit equal to the price to be paid by the Company in the applicable buyback.

“This offer will provide unitholders who desire liquidity an opportunity to sell their stock at a premium to the market price, while preserving BPY’s liquidity,” said Brian Kingston, Chief Executive Officer. “BAM is providing support for the offer by agreeing to fund the bid in exchange for an additional equity interest in our business.”

The equity commitment has been approved by the board of directors of the Company’s general partner upon the recommendation of a special committee comprised of all the independent directors.

BAM currently owns 55% of the outstanding Units (calculated on a fully exchanged basis, including Redeemable/Exchangeable Partnership Units of Brookfield Property L.P.). If the Offer results in 74,166,670 Units being purchased and cancelled by our Company, BAM and its affiliates will hold an aggregate of 593,915,513 Units and Redeemable/Exchangeable Units, or approximately 63% of our business on a fully exchanged basis. The issuance of Units and Redeemable/Exchangeable Units is subject to approval by Nasdaq and the Toronto Stock Exchange.

If more than 74,166,670 Units are properly tendered and not properly withdrawn, BPY will purchase the Units on a pro rata basis. In that case, Units that are not purchased will be returned to Unitholders.

The Offer will expire at 5:00 p.m. (Eastern time) on August 28, 2020, unless extended or withdrawn by BPY. The Offer will not be conditional upon any minimum number of Units being tendered. The Offer will, however, be subject to other conditions, and BPY will reserve the right, subject to applicable laws, to withdraw or amend the Offer, if, at any time prior to the payment of deposited Units, certain events occur.

The formal offer to purchase and issuer bid circular, together with the related letters of transmittal and notices of guaranteed delivery (the “Offer Documents”), containing the terms and conditions of the Offer and instructions for tendering Units, among other things, will be sent to Unitholders or their designated brokers and will be filed on or about July 6, 2020 with the applicable securities regulators and will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The special committee engaged Greenhill & Co. Canada Ltd. to act as financial advisor. The Company has also engaged AST Trust Company (Canada) (“AST”) to act as depositary for the Offer. Any questions or requests for information regarding the Offer may also be directed to the depositary. The contact details for AST will be included in the Offer Documents.

None of BPY nor its Board of Directors makes any recommendation to Unitholders as to whether to tender or refrain from tendering any or all of their Units in the Offer or as to the purchase price at which Unitholders may choose to tender Units. Unitholders are urged to read the Offer Documents carefully and in their entirety, and to consult their own financial, tax and legal advisors and to make their own decisions with respect to participation in the Offer.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Units. The full details of the Offer, including instructions on how to tender Units, will be made pursuant to the Offer Documents that will be filed with the Canadian and U.S. securities regulatory authorities and that BPY will distribute to Unitholders, copies of which will be available free of charge on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, respectively. These documents contain important information about the Offer and Unitholders are urged to read them carefully.

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Brookfield Property Partners, through Brookfield Property Partners L.P. and its subsidiary Brookfield Property REIT Inc., is one of the world’s premier commercial real estate companies, with approximately $87 billion in total assets. We own and operate iconic properties in the world’s major markets, and our global portfolio includes office, retail, multifamily, logistics, hospitality, self-storage, triple net lease, manufactured housing and student housing. Brookfield Property Partners L.P. is listed on the Nasdaq Stock Market and the Toronto Stock Exchange. Brookfield Property REIT is listed on the Nasdaq Stock Market. Further information is available at bpy.brookfield.com.

Investor Contact: Matt Cherry Senior Vice President, Investor Relations Tel: 212-417-7488 Email: matthew.cherry@brookfield.com	Media Contact: Kerry McHugh Senior Vice President, Communications & Branding Tel: 212-618-3469 Email: kerry.mchugh@brookfield.com

Forward-Looking Statements

This communication contains “forward-looking information” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business, including as a result of the recent global pandemic caused by a novel strain of coronavirus, COVID-19; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes, hurricanes or pandemics/epidemics; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States . In addition, our future results may be impacted by risks associated with COVID-19, and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations on our investments and real estate properties, and we may be unable to achieve our expected returns.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.